UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

1 Bridge Plaza, Fort Lee, New Jersey	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 25, 2015, D4 Holdings, LLC ("D4 Holdings"), the holder of approximately 54.0% of the issued and outstanding shares of the common stock, par value $0.001 per share (the "Common Stock"), of deltathree, Inc. (the "Company') sent a letter (the "Proposal Letter") to the board of directors of the Company that indicates that D4 Holdings intends to initiate a tender offer (the “tender offer”) to purchase all of the outstanding shares of Common Stock not owned by D4 Holdings at a purchase price of $0.01 per share in cash. The completion of the tender offer will be conditioned upon, among other things, approval by a special committee of the board of directors of the Company consisting of independent directors and the tender of a majority of the shares of the Company not owned by D4.

D4 Holdings will pay the cash consideration required for the tender offer from its own funds, and accordingly there will be no financing contingency.

If, after the tender offer, D4 Holdings directly or indirectly owns at least 90% of the shares of Common Stock, it plans, in compliance with the applicable provisions of the Delaware General Corporation Law, to effect a “short-form” merger of the Company with a subsidiary of D4 Holdings in which unaffiliated stockholders would receive the same per share consideration paid in the tender offer. D4 Holdings reserves the right to effect a long form merger if it deems it to be required or preferable. (The short form merger or the long form merger, as applicable, is referred to herein as the “Merger.”)

If the tender offer and the Merger are completed, the Common Stock would no longer be registered under Section 12 of the Exchange Act.

The foregoing description of some of the material terms of the tender offer is not meant to be a complete summary and is qualified in its entirety by the full text of the Proposal Letter filed as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

99.1	Letter from D4 Holdings, LLC to the Board of Directors of the Company dated February 25, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By: /s/ Effi Baruch

Name: Effi Baruch
Title: Chief Executive Officer, President, Senior Vice
President of Operations and Technology and Secretary

Dated: March 2, 2015